Exhibit 3.10

CERTIFICATE OF LIMITED PARTNERSHIP

OF

RADIOSHACK MERCHANDISING L.P.

This Certificate of Limited Partnership of RadioShack Merchandising L.P. (the “Limited Partnership”) is being executed by the undersigned for the purpose of forming a Limited Partnership pursuant to the Texas Revised Uniform Limited Partnership Act.

1.	The name of the Limited Partnership is RadioShack Merchandising L.P. and is being formed pursuant to a plan of conversion.

2.	The converting entity is RadioShack Merchandising Corporation, with its principal office located at 100 Throckmorton St., Suite 1700, Fort Worth, Texas 76102. RadioShack Merchandising Corporation, a Texas corporation, was incorporated on December 20, 1999.

3.	The address of the registered office of the Limited Partnership in Texas is 350 North St. Paul Street, Dallas, Texas 75201. The Limited Partnership’s registered agent at that address is CT Corporation System.

4.	The records of the Limited Partnership shall be kept at 100 Throckmorton, Suite 1700, Fort Worth, Texas 76102, it’s principal office address.

5.	The name and address of the sole general partner of the Limited Partnership is:

NAME	ADDRESS
Tandy Corporation	100 Throckmorton, Suite 1700 Fort Worth, Texas 76102

IN WITNESS WHEREOF, the undersigned, constituting the sole general partner of the Limited Partnership, has caused this Certificate of Limited Partnership to be duly executed to be effective as of the 1st day of January, 2000, at 12:01 a.m., C.S.T.

TANDY CORPORATION
General Partner

By:	/s/ Dwain H. Hughes
Dwain H. Hughes
Senior Vice President and CFO